Exhibit 10.41
SPIRE CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR ROGER LITTLE

Amended and Restated Effective as of November 17, 2011

This SPIRE CORPORATION NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR ROGER LITTLE (the "Plan") was entered into and effective as of 1st day of January, 2002, by Spire Corporation, a corporation duly organized and existing under the laws of the State of Massachusetts (the "Company"). The Plan was amended and restated as of January 1, 2005, to comply with Section 409A of the Internal Revenue Code and its regulations and has again been amended and restated as of November 17, 2011, to make certain other changes to the Plan.

RECITALS:

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that Roger Little has contributed to the growth and success of the Company, and desires to assure the Company of his continued employment and to compensate him therefor; and

WHEREAS, the Board has determined that this Plan will reinforce and encourage Mr. Little's continued attention and dedication to the Company; and

WHEREAS, the Board has determined that this Plan must be amended and restated to comply with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby amends and restates the Plan pursuant to the following terms and provisions.

1.    Definitions.

1.1.    Accounting Date means the last day of each calendar month and such other date or dates as the Committee may designate from time to time as an Accounting Date.

1.2.    Accounting Period means each period beginning on the day following an Accounting Date and ending on the following Accounting Date.

1.3.    Amounts Not Subject to Section 409A means any Tax-Deferred Contributions or Employer Contributions that were made before January 1, 2005.

1.4.    Amounts Subject to Section 409A means any Tax-Deferred Contributions or Employer Contributions that were made on or after January 1, 2005.

1.5.    Beneficiary means the person or persons designated by the Participant, upon such forms as shall be provided by the Committee, to receive payments of the vested portion of the Participant's Accounts after the Participant's death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then the Beneficiary shall be, in the following order of preference:

(a)    the Participant's surviving spouse, or

(b)    the Participant's estate.

1.6.    Change of Control

(a)    For Amounts Not Subject to Section 409A: shall mean approval by the shareholders of the Company of (a) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, (b) a liquidation or dissolution of the Company or (c) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned).

(b)    For Amounts Subject to Section 409A:    means the occurrence of any of the following:

(i)    any one person, or more than one person acting as a group, acquires ownership of equity securities of the Company that, together with equity securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the equity securities of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, the acquisition of additional equity securities by the same person or persons will not be considered a Change of Control under this Plan. An increase in the percentage of equity securities of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its equity securities in exchange for property will be treated as an acquisition of equity securities of the Company for purposes of this clause (i); or

(ii)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) all or substantially all of the assets from the Company. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change of Control under this Section 1.6:

(A)    a transfer of assets from the Company to a equity owner of the Company (determined immediately before the asset transfer);

(B)    a transfer of assets from the Company to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)    a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding equity securities of the Company; or

(D)    a transfer of assets from the Company to an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (C) above.

1.7.    Code shall mean the Internal Revenue Code of 1986, as amended, and successor tax laws.

1.8.    Committee shall mean the persons designated by the Company as the Administrative Committee for the Plan, as it may from time to time be constituted, pursuant to Section 6.1.

1.9.    Company shall mean Spire Corporation, a Massachusetts corporation, its successors and assigns.

1.10.    Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company.

1.11.    Deferral Agreement shall mean the agreement entered into by the Participant in accordance with Section 2.1 hereof pursuant to which the Participant shall elect the amount of his Tax-Deferred Contributions (if any) for the Plan Year.

1.12.    Disability shall mean a disability as that term is defined in the Long Term Disability Plan of the

Company, if any, or if there is no Long Term Disability Plan, disability shall mean a physical or mental condition that renders, or is expected to render, the Participant permanently and totally unable to perform his usual duties or any comparable duties for the Company. The determination of the existence of a Disability shall be made by the Committee and shall be final and binding upon the Participant and all other parties. The Committee may require the submission of such medical evidence, as it may deem necessary in order to arrive at its determination.

1.13.    Effective Date of Plan shall mean January 1, 2002; however, the Plan was subsequently amended and restated effective January 1, 2005, and was again amended and restated effective [ ], 2011.

1.14.    Eligible Compensation shall mean the base salary and bonuses paid by the Company to the Participant for the Plan Year.

1.15.    Employer Contributions shall mean any contributions credited to the Participant's Account in accordance with Section 2.2 of the Plan.

1.16.    Employer Contribution Account means the account maintained under the Plan for the Participant that is credited with Employer Contributions. Separate sub-accounts shall be kept for Amounts Subject to Section 409A and Amounts Not Subject to Section 409A.

1.17.    Investment Funds means those investment options that shall from time to time be made available as investment options under the Plan, as determined by the Committee.

1.18.    Leave of Absence shall mean any absence authorized by the Company under its standard personnel practices.

1.19.    Normal Retirement Age shall mean the date on which the Participant reaches the age of sixty‑five.

1.20.    Participant shall mean Roger Little.

1.21.    Participant's Account means the total amount credited to the account maintained in the Plan in accordance with the provisions of the Plan for the Participant as of any Accounting Date, and which consists of his Tax-Deferred Contributions Account and his Employer Contributions Account.

1.22.    Plan shall mean the Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little, as herein set forth and as it may be amended from time to time.

1.23.    Plan Year shall mean each calendar year that begins on or after January 1, 2002.

1.24.    Section 409A means Section 409A of the Code.

1.25.    Separation from Service means, as to each Participant's subaccount, the earliest date on which a Participant has incurred a separation from service, within the meaning of Section 409A(a)(2) of the Code, with the Service Recipient.

1.26.    Service Recipient means the person for whom the services resulting in the rights to compensation were performed, and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom such person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, etc. or other entities under common control).

1.27.    Share Account shall mean the portion of the Participant's Employer Contributions Account to which Shares are credited pursuant to Section 2.2(b) of this Plan.

1.28.    Shares shall mean shares of common stock of the Company, par value $0.01 per share.

1.29.    Specified Employee shall mean any Participant who, at the time of his or her Separation from Service, is a “key employee”, within the meaning of Section 416(i) of the Code, of any Service Recipient any of the stock in which is publicly traded on an established securities market or otherwise. The determination as to whether a Participant is a Specified Employee shall be determined in a manner consistent with applicable Treasury Regulations under Section 409A.

1.30.    Tax-Deferred Contributions means the contributions credited to the Participant's Account under Section 2.1 of the Plan.

1.31.    Tax-Deferred Contributions Account means the account maintained by the Company under the Plan for the Participant that is credited with the Participant's Tax-Deferred Contributions. Separate sub-accounts shall be kept for Amounts Subject to Section 409A and Amounts Not Subject to Section 409A.

1.32.    Trust means Spire Corporation Non-Qualified Deferred Compensation Plan Trust for Roger Little between the Company and the Trustee.

1.33.    Trustee shall mean the persons or entity that shall from time to time be serving as the Trustee of the Trust.

1.34.    Unforeseeable Emergency

(a)    For Amounts Not Subject to Section 409A: shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant's property due to casualty, that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if the withdrawal were not permitted. The need to pay the Participant's child's or grandchild's tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies.

(b)    For Amounts Subject to Section 409A:    shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Whether an Unforeseeable Emergency has occurred shall be determined by the Committee based on the relevant facts and circumstances of each case.

2.    Contributions.

2.1.    Tax-Deferred Contributions. The Participant, so long as he remains a Participant, may elect (pursuant to a Deferral Agreement furnished by the Committee prior to the beginning of the Plan Year and in accordance with Committee rules) to reduce and defer receipt pursuant to this Plan of an amount not to exceed one hundred percent (100%) (in whole percentages) of his base salary and any bonuses earned during the Plan Year. Deferral Agreements are effective on a Plan Year basis, and must be filed before the beginning of the Plan Year to which they relate. Deferral Agreements may not be amended or revoked after the beginning of the Plan Year. The Company shall withhold, by payroll deduction, the Eligible Compensation deferred pursuant to this Section 2.1 (if any) from the current Eligible Compensation payments of the Participant and credit such withheld amounts to the Participant's Tax-Deferred Contributions Account under the Plan. The Deferral Agreement may not be amended or revoked during the Plan Year for which it is made.

2.2.    Employer Contributions.

(a)    For each Plan Year, the Company shall credit to the Participant's Employer Contribution Account an amount not exceeding Two Hundred Fifty Thousand Dollars and No Cents ($250,000), which may, in the

Company's discretion, be credited in equal monthly installments throughout the Plan Year as of the first day of each calendar month. The Company hereby agrees that the amount to be credited for the Plan Year beginning on January 1, 2002 shall be $250,000, which shall be credited in equal monthly installments of $20,833.33 as of the first day of each calendar month. In each Plan Year commencing on or after January 1, 2003, the Company shall credit the full $250,000 to the Participant's Employer Contribution Account, unless the Board determines, reasonably and in good faith, that there is insufficient Available Cash (as hereinafter defined) to make such contribution in full, in which case the Company shall contribute to the Participant's Employer Contribution Account the full amount of Available Cash. If in any Plan Year the Company fails to make the full contribution due to a lack of Available Cash, the Company shall make catch-up contributions in each subsequent Plan Year in an amount equal to all Available Cash remaining after deducting the $250,000 contribution for the then current Plan Year, until such time as the amount credited by the Company to the Participant's Employer Contribution Account equals $250,000 times the number of Plan Years that have elapsed. The term “Available Cash” with respect to any Plan Year shall mean the excess of the gross receipts of the Company from whatever source for the Plan Year immediately preceding the current Plan Year over the sum of the following amounts: (a) the amount of cash disbursed during the Plan Year immediately preceding the current Plan Year to make payments then due on accrued liabilities and obligations of the Company and to pay capital expenditures and ordinary and necessary costs and expenses incident to the operation of the Company's business; and (b) the amount which the Board allocates to reasonable reserves to pay costs, expenses and liabilities of the type described in clause (a) for which the Board does not, reasonably and in good faith, expect the Company to have the necessary cash at the time such payments are required to be made. In addition, for each Plan Year, the Company may credit to the Participant's Employer Contribution Account such additional contributions, if any, as the Company shall determine based upon such criteria (including but not limited to those listed above) as the Company, in its discretion, shall from time to time determine.

(b)    Notwithstanding the foregoing, effective as of November 17,, 2011, the Participant shall be given the right to make the following elections, in each case, subject to the approval of the Compensation Committee:

(i)    The Participant may elect on or before December 31, 2011, subject to approval by the Compensation Committee, to have all of any portion of any amounts that should have been credited to the Participant's Employer Contribution Account for 2010 and 2011 under Section 2.2(a) hereof (the “2010-2011 Amount”) credited to the Participant's Employer Contribution Account in the form of a number of Shares, rather than cash, having a Fair Market Value on the date on which the Compensation Committee approves the election equal to the portion of the 2010-2011 Amount that the Participant has elected, and that the Compensation Committee has approved, to be credited in the form of Shares; and

(ii)    The Participant may elect, subject to Compensation Committee approval, to have all or any portion of the amount that is to be credited to the Participant's Employer Contribution Account under Section 2.2(a) hereof for any calendar quarter that begins on or after January 1, 2012, credited to the Participant's Employer Contribution Account in the form of a number of Shares, rather than cash, having a Fair Market Value on the date on which the Compensation Committee approves such election equal to the amount elected by the Participant, and that Compensation Committee has approved, to be credited to the Participant's Employer Contribution Account in Shares for that calendar quarter. Any election made by the Participant pursuant to this clause (ii) must be made prior to the beginning of the calendar quarter to which the election relates.
Any elections made by a Participant pursuant to clauses (i) or (ii) of this paragraph (b) shall become irrevocable on the latest date on which such election could be made under this Section 2.2(b).

(c)    For purposes of Section 2.2(b) hereof, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which the Shares are traded on the date on which the Compensation Committee approves the applicable election by the Participant.

(d)    If and to the extent that any Shares are to be credited to a Participant's Employer Contribution Account pursuant to Section 2.2(b) hereof, the Company shall issue the number of Shares to be so credited to the Trust as soon as administratively practicable after the end of the calendar quarter with respect to which those Shares are to be credited (or in the case of the election under paragraph (b)(i) of this Section 2.2, on or before December 31, 2011).

Any Shares issued pursuant to the foregoing provisions shall be issued under, and be subject to the terms, conditions and limitations of, the Spire Corporation 2007 Stock Equity Plan (the “2007 Plan”), or any successor plan designated by the Compensation Committee. To the extent any Shares cannot for any reason be issued pursuant to the 2007 Plan or any successor plan, the remaining amount shall be deferred until such time as Shares are available for issuance under the 2007 Plan or any successor plan, at which time such Shares shall be credited to the Participant's Employer Contribution Account; provided, however, that if, immediately prior to the time of distribution to the Participant under Section 5 hereof there are remaining amounts to be contributed to the Participant's Employer Contribution Account but insufficient Shares available under the 2007 Plan or any successor plan with respect to such amounts, then such remaining amounts shall be contributed to the Participant's Employer Contribution Account in cash at that time.

3.    Vesting.

3.1.    Participant's Account. The Participant's interest in his Participant's Account shall be fully vested and nonforfeitable at all times.

4.    Investment of Participant's Account and Trust.

4.1.    Investment. Amounts credited to a Participant's Account shall be contributed by the Company to the Trust as soon as practicable after they are so credited. The value of a Participant's Account shall be measured as if amounts credited to such Account were actually invested in the Investment Funds selected by the Participant in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee reasonably and in good faith. The Participant shall elect on the Participant Election and Enrollment Form the portion of the Participant's Account, in whole percentages, that are to be treated as if invested in each of the Investment Funds. A Participant may, as of the first day of each calendar quarter and in such manner as shall be permitted by the Committee, change such election as to the investments upon which the value of his Participant's Account is to be measured. The Company may direct the Trustees that the assets of each Trust be invested in any one, or combination, of the Investment Funds, or in any other investments determined by the Company, notwithstanding the Participant's election as to the manner in which the value of his Account is to be measured. In the event that the Investment Funds are those that are part of a life insurance policy, then the value of the Participant's Account shall be measured as if it were invested in the Investment Funds selected by the Participant within a life insurance policy which could be acquired by the Company or Trust in accordance with the Plan, and shall be reduced by all cost of insurance and other policy costs, expenses and other charges (including any potential charges) that are or would be incurred if such Policy were maintained. In no event, however, shall the Company be required to purchase or continue to maintain any such life insurance policies, or to invest any amounts within the life insurance policy in accordance with the Participant's election with regard to the manner in which the value of his Account is to be measured.

Notwithstanding the foregoing, if and to the extent that amounts are credited to the Participant's Employer Contribution Account in the form of Shares pursuant to Section 2.2(b) of this Plan, then the value of the portion of the Participant's Employer Contribution Account that is so credited shall be determined based upon the Fair Market Value of the Shares so credited and except as otherwise directed by the Compensation Committee, the Trustee shall be required to continue to hold all Shares credited to the Share Account in Shares until such time as those Shares are distributed to the Participant pursuant to Section 5 of this Plan.

5.    Distributions.

5.1.    Timing of Distributions.

(a)    Participant's Account. The vested portion of the Participant's Account, less any applicable tax withholding, shall be distributed to the Participant commencing upon the Participant's termination of employment with the Company for any reason, including the Participant's death, Disability or Separation from Service. However, with respect to Amounts Subject to Section 409A, payments commencing upon the Participant's termination of employment must also qualify as a Separation from Service. In no event shall any distributions of Amounts Subject to Section 409A be made under the Plan on account of the Separation from Service of any Participant that is a Specified Employee before the date that is 6 months after the date of the Participant's Separation from Service or, if earlier, the date of the Participant's death, or as otherwise permitted without violating the requirements of Section 409(A)(a)(2) of the Code. The distribution shall commence as soon as administratively practicable after the first day of the calendar month immediately following the date of the termination of Participant's employment or Separation from Service with the Company but in no event later than thirty (30) days after such termination.

(b)    Acceleration of Distributions. Distribution shall be accelerated upon the following occurrences:

(i)    Hardship Distributions. Upon the written request of the Participant and in the event the Committee determines that an Unforeseeable Emergency" has occurred with respect to the Participant, the Participant may withdraw the lesser of (1) the amount necessary to meet the emergency or (2) the value of the Participant's Account;

(ii)    Change of Control. In the event of a Change of Control, the full amount of the Participant's Account shall be distributed to the Participant as soon as administratively practicable following the Change of Control, unless the Board of Directors of the Company as constituted immediately prior to the Change of Control shall otherwise provide (and then only to the extent it will not violate Section 409A for Amounts Subject to Section 409A) but in no event later than ten (10) days after such Change of Control; or

(iii)    Callable Rights. For Amounts Not Subject to Section 409A, the Participant may request all or a portion of his Tax‑Deferred Contributions Account, and his vested Employer Contributions Account, for reasons other than an Unforeseeable Emergency, subject to the following restrictions: (1) only eighty percent (80%) of the amount requested by the Participant, less applicable tax withholding, shall be distributed to the Participant and the remaining twenty percent (20%) of the amount requested shall be forfeited, and (2) no further Tax-Deferred Contributions or Employer Contributions shall be made under the Plan on behalf of the Participant. Callable Rights shall not apply for Amounts Subject to Section 409A.

For Amounts Subject to Section 409A, in no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent that such acceleration would not violate Section 409A of the Code and the Treasury Regulations thereunder.

5.2.    Form of Distribution.

(a)    The distribution to the Participant shall be made in cash either (i) in a lump sum distribution or (ii) in up to twenty (20) consecutive quarterly installments, as elected by the Participant. Each quarterly installment shall be equal to the remaining value of the Participant's Account being distributed multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of quarterly installments remaining to be paid. The Participant may elect, on a form provided by the Committee, the form in which his Participant's Account is to be distributed under this Section 5.2; provided, however, that no such election, or change in any election, shall be given effect unless it is made at least one year prior to the date on which distribution of the Participant's Account commences. In the event that the Participant fails to make an election, then distribution shall be made in the form of a lump sum. For Amounts Subject to Section 409A, the Participant shall elect the form of distribution of benefits on a form filed before the beginning of the Plan Year to which they relate.

(b)    Except as otherwise determined by the Compensation Committee, any distributions made from the Participant's Share Account shall be made in the form of Shares, and any other distributions from the Participant's Account shall be made in the form of cash.

5.3.    Distribution to Beneficiary. If a Participant dies before distribution of the entire vested portion of the Participant's Accounts has been made to him, the remaining vested portion of his Participant's Account, less applicable withholding taxes, shall be distributed to the Participant's Beneficiaries in a lump sum distribution in cash.

5.4.    Participant Elections. For Amounts Subject to Section 409A, the following rules shall apply with respect to any of the foregoing elections: (i) any change in the Participant's election shall not take effect until at least 12 months after the date on which the election is made; (ii) in the case of a payment other than on account of the Participant's death or Disability or on account of an Unforeseeable Emergency, the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made; and (iii) any election must be made not less than 12 months prior to the date that the first payment is scheduled to be paid. For purposes of the foregoing rules, the term “payment” refers to each separately identified amount (i.e., an amount that may be objectively determined) to which a Participant is entitled to payment under the Plan on a determinable date, and includes amounts applied for the benefit of the Participant. Payments in the form of installments shall be treated as a right to series of separate payments.

5.5    Delay in Distributions. For Amounts Subject to Section 409A, payment of benefits under the Plan may be delayed to the extent permitted without violating the requirements of Section 409A of the Code, or the Treasury Regulations thereunder, as follows, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(i) Payments Subject to Code Section 162(m). A payment may be delayed if the Service Recipient reasonably anticipates that if the payment was made as scheduled, the Service Recipient's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. In such an event, the payment shall be made in the first taxable year of the Service Recipient in which the Service Recipient reasonably anticipates, or should reasonably anticipate, that if the payment were made in that year, the deduction of such payment would not be barred by the application of Section 162(m) of the Code. In the event this provision is subsequently removed from the Plan, the removal must be effective only with respect to amounts deferred after the Plan is amended to remove the provision.

(ii) Payments That Would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed if the Service Recipient reasonably anticipates that the maker of the payment would violate a Federal securities law or other applicable law. In such an event, payment shall be made at the earliest date at which the Service Recipient reasonably anticipates that the making of the payment would not cause such violation.

(iii) Other Events or Conditions. A payment may be delayed upon such other events and conditions as the IRS may prescribe in generally applicable published guidance.

6.    Administration.

6.1.    Administrative Committee. The Company shall appoint a Committee for the administration of the Plan consisting of one or more persons. Any Committee member may, but need not, be an officer or employee of the Company and each shall serve until his successor shall be appointed in like manner. Any member of the Committee may resign by delivering his written resignation to the Company. The Company may remove any member of the Committee at any time.

6.2.    Powers and Duties. The Committee generally shall be responsible for the management, operation, interpretation and administration of the Plan. The Committee shall:

(a)    Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;

(b)    Construe all terms, provisions, conditions and limitations of the Plan and make all factual determinations relating to the Plan;

(c)    Correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan and make all factual determinations relating to the Plan;

(d)    Determine the amount, manner, and time of payment of any benefits hereunder and prescribe procedures to be followed by the Participants and/or his Beneficiary to obtain benefits; and

(e)    Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

6.3.    Agents. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

6.4.    Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

6.5.    Claims Procedure. In the event that the Participant or his Beneficiary claims to be entitled to benefits under the Plan and the Board determines that such claim should be denied in whole or in part, the Board shall, in writing, notify such claimant within ninety (90) days of receipt of such claim that his claim has been denied, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by the Participant or Beneficiary and shall set forth the pertinent sections of the Plan relied on, and where appropriate, an explanation of how the claimant can obtain review of such denial.

Within sixty (60) days after the mailing or delivery by the Committee of such notice, such claimant may request, by mailing or delivery of written notice to the Committee, a review and/or hearing by the Committee of the decision denying the claim. If the claimant fails to request such a review and/or hearing within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Committee is correct. If such claimant requests a hearing within such sixty (60) day period, the Committee shall designate a time (which time shall not be less than seven (7) nor more than sixty (60) days from the date of such claimant's notice to the Committee) and a place for such hearing, and shall promptly notify such claimant of such time and place. A claimant or his authorized representative shall be entitled to inspect all pertinent Plan documents and to submit issues and comments in writing. If only a review is requested, the claimant shall have sixty (60) days after filing a request for review to submit additional written material in support of the claim. After such review and/or hearing, the Committee shall promptly determine whether such denial of the claim was correct and shall notify such claimant in writing of its determination with sixty (60) days after such review and/or hearing or after receipt of any additional information submitted.

6.6.    Indemnification. The Company shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys' fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

6.7.    Participant Bound. Any action with respect to the Plan taken by the Committee, the Company or the Trustee or any action authorized by or taken at the direction of the Committee, the Company or the Trustee shall be conclusive upon the Participant and/or his Beneficiaries entitled to benefits under the Plan.

6.8.    Receipts and Release. Any payment to the Participant and/or his Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Committee and the Trustee under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect prior to the date on which the payment otherwise would be made pursuant to the terms of this Plan. If the Participant and/or his Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company or the Trustee to follow the application of such funds.

7.    Miscellaneous.

7.1.    Unfunded Plan. The obligations of the Company under this Plan shall be paid from the general assets of the Company and not from any particular fund. It is intended that this Plan shall constitute an "unfunded" plan for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended. If the Company purchases any life insurance policies, or makes any other investments, either directly or through the Trust, such policies (and any amounts invested by the Participating Company therein) and any other investments of the Company or the Trust shall be subject to the claims of the Company's creditors. Nothing contained in this Plan shall be interpreted to grant to the Participant or his Beneficiary, any right, title or interest in any property of the Company or the Trust.

7.2.    Successor Plan. In the event that the Participant ceases to participate in this Plan, but commences participation under any other non-qualified deferred compensation plan maintained by the Company (the “Successor Plan”), then the Participant's Account under this Plan shall, in the discretion of the Company and so long as the Participant consents, cease to be governed by this Plan and instead shall be governed by the provisions of the Successor Plan.

7.3.    Impact on Other Participant Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which the Participant may be entitled under any other welfare or benefit plan of the Company.

7.4.    Other Plans. Payments made to the Participant under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

7.5.    Tax Withholding. The Committee and/or the Trustee shall withhold from any contribution to, amounts accumulated under, or distribution from, the Plan or Trust such amounts as the Committee or the Trustee shall be determined to be appropriate for Federal, State or local taxes attributable thereto.
7.6.    Governing Law. To the extent not preempted by the laws of the United States, the construction, validity and administration of the Plan shall be governed by the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law therein.

7.7.    No Assignment. The right to receive payment of any benefits under the Plan shall not be transferred, assigned or pledged other than to the Participant's Beneficiary following the Participant's death.

7.8.    Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

7.9.    Headings and Subheadings. Headings and subheadings in this Plan are for reference only. In the event of a conflict between a heading or subheading and the content of an article or paragraph, the content shall control.

7.10.    Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

7.11.    Amendment and Termination.

(a)    General Rule. This Plan may be amended or terminated in any respect at any time by the Company with the consent of the Participant; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. In the event that the Plan is terminated, then, to the extent permitted without violating the requirements of Section 409A for Amounts Subject to Section 409A, distributions shall be made to the Participant and/or his Beneficiary of the vested portion of the Participant's Account in a single lump sum payment as soon as practicable following such termination, notwithstanding any elections by the Participant with regard to the timing or form of in which benefits are to be paid. If and to the extent that the Company does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent effective elections made by Participants and Beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.

(b)    Termination and Liquidation Subject to Certain Conditions. If and to the extent otherwise permitted by Section 409A and the Treasury Regulations thereunder, the Company may terminate and liquidate the Plan if the following requirements are met:
(i) the termination and liquidation does not occur proximate to a downturn in the financial health of any Service Recipient;

(ii) the Company and the other Service Recipients terminate and liquidate all agreements, methods, programs and other arrangements sponsored by the Service Recipients that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 1.409A-1(c) of the Treasury Regulations if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(iv) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v) neither the Company nor any other Service Recipient adopts a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same Participant participated in both plans, at any time within three years following the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

7.12.    No Employment Contract. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligations to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment.

7.13    Limited Restriction on Setting Aside or Reserving Assets. Notwithstanding the foregoing, for Amounts Subject to Section 409A, if the Participant is an “applicable covered employee”, then no amounts credited to that Participant's Account shall be transferred to a trust or otherwise set aside or reserved pursuant to any other arrangement during any “restricted period” with respect to a single-employer defined benefit plan (a “DB Plan”). For these purposes:

(a)    “restricted period” means (A) any period during which the DB Plan is in at-risk status, as defined in Section 430(i) of the Code; (B) any period in which the plan sponsor of the DB Plan is a debtor in a case under Title 11, United States Code, or similar Federal or State law, and (C) the 12 month period beginning on the date which is six months before the termination date of the DB Plan if, as of the termination date, the assets of the DB Plan are not sufficient for pay all benefit liabilities (within the meaning of Section 4041 of ERISA) under the DB Plan;

(b)    “applicable covered employee” means any (A) covered employee of the plan sponsor of the

DB Plan; (B) covered employee of any member of a controlled group that includes the plan sponsor, and (C) former employee who was a covered employee at the time of termination of employment with the plan sponsor of the DB Plan or any member of a controlled group that includes the plan sponsor; and

(c)    “covered employee” means an individual described in Section 162(m)(3) of the Code or an individual subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.

7.14    Compliance with Section 409A. With respect to Amounts Subject to Section 409A, and to the extent the Committee otherwise deems necessary, this Plan shall be construed in an manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant or Beneficiary, may amend the provisions of this Plan if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed the day and year first above written.

AGREED:

By:     /s/ Roger G. Little
Name:    Roger G. Little

SPIRE CORPORATION

By:     /s/ Robert Lieberman
Name:    Robert Lieberman
Title:    CFO & Treasurer

SPIRE CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN FOR ROGER LITTLE

ELECTION AND BENEFICIARY DESIGNATION FORM

Roger G. Little    Social Security Number:

SALARY REDUCTION AND DEFERRAL ELECTION

I hereby elect to reduce (if any):

☐         the Base Salary otherwise payable to me by the Company for the period from January 1, 20____ through December 31, 20____ by ____% (insert whole percentage up to 100%).

☐         the Bonus, if any, payable to me by the Company for the year ending December 31, 20__ by ____% (insert whole percentage up to 100%).

I understand that the Company shall withhold from payment to me and contribute the amount of any Base Salary and Bonus reduction I have elected into the Spire Corporation Non‑Qualified Deferred Compensation Plan for Roger Little (the “Non‑Qualified Plan”), as Tax‑Deferred Contributions, subject to the terms and conditions of the Non‑Qualified Plan. I further understand that the Company will withhold all appropriate withholding taxes applicable to Social Security (FICA) in addition to the deferred amounts. By signing this election, I acknowledge that my election is irrevocable and must be made by no later than .
INVESTMENT ELECTION
I hereby elect to have the value of my Account under the Non‑Qualified Plan measured as if such amounts were invested in the following mutual funds:

(a) _____________________________	______ %
(b) _____________________________	______ %
(c) _____________________________	______ %
(d) _____________________________	______ %
100% (percentages must add up to 100%)

This election may be changed only at the times and in the manner specified from time to time by the Plan Committee.

Date: ________________                Signature: ___________________________________
Roger G. Little

BENEFICIARY DESIGNATION
I hereby revoke all prior designations (if any) of primary beneficiaries and secondary beneficiaries and I hereby designate the following person or persons as the primary and secondary beneficiaries of my benefits payable under the Non‑Qualified Plan by reason of my death.
Primary Beneficiary(ies) [include address and relationship]:

Secondary Beneficiary(ies) [include address and relationship] (if no Primary Beneficiary Survives Me):

You may revoke or change this beneficiary designation at any time on forms provided by the Plan Committee.
Date: ________________                Signature: ___________________________________
Roger G. Little

SPIRE CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN
FOR ROGER LITTLE

FORM OF DISTRIBUTION ELECTION
I hereby elect that distribution of my benefits under the Non‑Qualified Plan attributable to amounts deferred or contributed after December 31, 20____ for the 20____ calendar years be made in the following form, in accordance with the terms of the Plan.
________    ☐ Lump sum payment
Initial
________    ☐ In _____ (insert number from 2 to 20) quarterly installments
Initial
In order to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code, I understand that distributions under the Non‑Qualified Plan shall not begin prior to the date which is 6 months after my date of separation from service to the extent that I am a “specified employee.”
I understand that any election, or change in my election, as to the form of my distribution shall be subject to the following rules: (i) any change in election shall not take effect until at least 12 months after the date on which the election is made; (ii) in the case of a payment other than on account of death or Disability or on account of an Unforeseeable Emergency, the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made; and (iii) any election must be made not less than 12 months prior to the date that the first payment is scheduled to be paid.
The Plan Committee shall take all steps necessary for this election to satisfy the requirements of Section 409A of the Internal Revenue Code, and all regulations and guidance issued thereunder.
Date: ________________                Signature: ___________________________________
Roger G. Little